Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131045
PROSPECTUS SUPPLEMENT NO. 9
(To Prospectus dated April 10, 2006)
HEALTH FITNESS CORPORATION
6,681,000 Shares of Common Stock
     This Prospectus Supplement No. 9 should be read in conjunction with the prospectus dated April 10, 2006 (as previously supplemented by prospectus supplements dated April 11, 2006, May 16, 2006, August 14, 2006, September 28, 2006, November 14, 2006, December 4, 2006, December 27, 2006 and February 28, 2007, collectively, the “Prospectus”) relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.
     On March 2, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K with respect to Other Events.
     The information contained in this Prospectus Supplement No. 9, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 9 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained in the Prospectus.
     Investing in our common stock is speculative and involves risk. See “Risk Factors” beginning on page 7 of the prospectus dated April 10, 2006, together with any additional or modified Risk Factors contained in supplements to such prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 9. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is March 2, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2007
Health Fitness Corporation
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-25064 (Commission File Number)	41-1580506 (IRS Employer Identification No.)
3600 American Boulevard W., Suite 560
Minneapolis, Minnesota 55431
(Address of Principal Executive Offices and Zip Code)
(952) 831-6830
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Health Fitness Corporation (the “Company”) renewed its multi-year agreement to provide wellness programs and fitness services for its largest client, which accounted for approximately ten percent of the Company’s 2006 revenue. The client entered into a multi-year management contract with the Company in 2003 to implement health and fitness services to more than 50 affiliate sites in the United States, and support expansion of its heritage program around the world. The renewed agreement has a term of three years.
The Company also received a letter from a client in the automotive industry terminating the Company’s agreement to provide fitness center staffing for the client, effective March 31, 2007. This client represented approximately four percent of the Company’s 2006 revenue. The client did not state its reason for terminating the contract.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 2, 2007

HEALTH FITNESS CORPORATION
By /s/ Wesley W. Winnekins
Wesley W. Winnekins
Chief Financial Officer